UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 12, 2017
Date of Report (Date of earliest event reported)

GALA GLOBAL INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-52044	42-1771014
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2780 South Jones Blvd., #3725, Las Vegas, Nevada		89146
(Address of principal executive offices)		(Zip Code)

(702) 900-6074

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01	Acquisition or Disposition of Assets

(a) Cryo Health USA, LLC (db/a Chill-N-Out Cryotherapy)

On February 12, 2017, Gala Global Inc. executed a Definitive Agreement whereby Gala Global Inc., will acquire 51% of the outstanding Stock of Cryo Health USA, LLC (db/a Chill-N-Out Cryotherapy), a Delaware Limited Liability Corporation. The terms of the acquisition includes a payment of Gala Global Inc. Series B Preferred shares. The valuation of the transaction is currently being determined.

Chill-N-Out is one of the premier Cryotherapy Studio companies in Southern California. They have personally funded the start-up of the initial two San Diego Chill-N-out studios and is developing and implementing the Chill-N-Out Franchising Model.

Chill-N-Out Cryotherapy is a new growing area of alternative health care field, cryotherapy. The cryogenic approach to health care is holistic, stressing the patient's overall health and wellness. It recognizes that many factors affect health, including exercise, diet, rest, environment, and heredity. A three minute Cryotherapy session is said to provide, through third-party research, a natural, drugless, nonsurgical treatment, and relies on the body's inherent restorative abilities. The treatment is said to appeal, to a vast number of concerns, from general health and fitness, to anti-aging and sports therapy.

(b) Controlled Environment Genomics Inc.

On February 14, 2017, Gala Global Inc. executed a Definitive Agreement whereby Gala Global Inc., will acquire 80% of the to be incorporated Controlled Environment Genomics Inc.’s issued and outstanding common stock in exchange for shares of GLAG preferred Series B Stock with a thirty one percent (31%) buy pack with a spin out in three years from the date of original contract. The valuation of the transaction is currently being determined.

Controlled Environment Genomics Inc. is a developing start-up in the field of high volume genome sequencing, mapping, cloning, and conversion of genetic information into digital code, that can be transmitted wirelessly, then synthetically reproduced cultured into a living specimen. Their approach will enable remote digitally automated rapid assembly of multiple DNA fragments constructed into synthetically produced molecules that are cultured to maturity within an advanced controlled environment incubation technology. The applications would be used to synthetically produce any living and/or non-living, chemicals, molecules, and organisms, such as DNA, RNA, bacteria, viruses, medical therapeutics such as infectious disease vaccines, antibodies or antivirals, and compounds like monomers, polymers, or rheology modifiers. The outcome of their technology is to produce high value, volume, and quality organisms and/or compounds.

Item 5.02.	Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

On February 10, 2017, Ms. Romina Martinez was appointed as a member of the Company’s Board of Directors.

Her biography is set forth below:

Romina Martinez, for the past year has been Vice President of Hssy Inc., an international business finance and operations consulting firm based out of San Diego, CA. She has a well-rounded commercial outlook to solving legal issues practically and is an expert at advising on new areas of law or changes to the law. Prior to Hssy Inc., Romina Martinez worked in the legal field for more than five years having been with several San Diego firms from 2011 up to 2016. For the last several years, Romina Martinez has established work with the legal medicinal and recreational cannabis and Industrial Hemp markets.  She is experienced in regards to many levels of the courts including family law, relevant regulations and depositions, to federal district Court matters. She is well versed in a number of commercial practice areas including corporate finance, public company markets, real estate, translations, licensing and contracts, research and development, and has helped formulate numerous companies as well as handling the social media marketing platforms for their businesses. Romina is a bilingual speaker who is proficient in both fluent Spanish and English.

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On February 10, 2017, Mr. Timothy Madden was appointed to take over the potion of Chief Executive Officer of Gala Global, Inc.

His biography is set forth below:

Timothy J. Madden – CEO Gala Global Inc.

Mr. Madden, is currently serving as CEO of Gala Global Inc. Since 2009 Mr. Madden has been the founder and President of Biodynamics LLC, and additionally since 2007 Mr. Madden has been the founder and manager of On Point Hydroponics LLC. Mr. Madden’s unique mix of education, experience and ideals have positioned him as a leader in the controlled environment agriculture industry. His extensive knowledge of integrated renewable energy and organic controlled environment agriculture technologies, provides the Company with a significant competitive advantage in the industry. Mr. Madden’s education and experience includes a degree in computer electronics from Fortis College. While attending a Waldorf School in his youth, Tim studied the work of Dr. Rudolf Steiner, a scientist, philosopher and inventor of commercial scale organic agriculture. Steiner published his work in 1924 to combat the rapid worldwide decline in crop nutritional value and fertility occurring due to the overuse of pesticide, and monoculture practices of the twentieth century. The science of controlled environment agriculture is founded on the need for crop production to be a closed loop agricultural system, self-contained and self-sustaining, creating and maintaining life, free of external contaminants, and the production of pollution. Tim has worked to make Dr. Steiner’s vision a reality through entrepreneurship and the invention and development of proprietary controlled environment agricultural technologies powered by integrated renewable energy systems.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	The required pro forma financial information is unavailable as of the date hereof and will be filed by the Registrant pursuant to the requirements of the Securities Exchange Act and the rules and regulations promulgated there under within 71 days after the date of the event reported in this Form 8-K.

(b)	Exhibit number.

99.1.	Definitive Agreement - Cryo Health USA, LLC
99.2.	Definitive Agreement - Controlled Environment Genomics Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

/s/ Allison Hess	Date: February 16, 2017
Officer, Director

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